UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2013
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd. Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

First Supplemental Indenture

On May 1, 2013, Associated Materials, LLC (the “Company”) and its wholly-owned subsidiary, AMH New Finance, Inc. (together with the Company, the “Issuers”), completed the issuance and sale of $100.0 million in aggregate principal amount of additional 9.125% Senior Secured Notes due 2017 (the “new notes”) at an issue price of 106.000% of the principal amount of the new notes in a private placement.

The new notes were issued as additional notes under the same indenture, dated as of October 13, 2010, governing the $730.0 million aggregate principal amount of 9.125% Senior Secured Notes due 2017 issued on October 13, 2010 (the “existing notes,” and together with the new notes, the “notes”), as supplemented by a first supplemental indenture, dated as of May 1, 2013, among the Issuers, the guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee and notes collateral agent. The new notes are consolidated with and form a single class with the existing notes and have the same terms as to status, redemption, collateral and otherwise (other than issue date, issue price and first interest payment date) as the existing notes, except that the new notes will have registration rights and related additional interest terms and initially will be subject to restrictions on transfer.

The notes are guaranteed by all of the Company's direct and indirect domestic subsidiaries that guarantee the Company's senior secured asset-based revolving credit facilities (the “ABL facilities”). The notes and the guarantees are secured by first-priority liens on substantially all of the Company's and the guarantors' assets (other than receivables and inventory and related general intangibles, certain other related assets and proceeds thereof that secure the ABL facilities), subject to certain exceptions and permitted liens. Subject to certain exceptions, the notes and the guarantees are also secured by second-priority liens on the Company's and the guarantors' assets that secure the ABL facilities, including receivables and inventory and related general intangibles, certain other related assets and proceeds thereof.

Registration Rights Agreement with Respect to the New Notes

On May 1, 2013, the Issuers and the Guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with Deutsche Bank Securities Inc., UBS Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.

Pursuant to the terms of the Registration Rights Agreement, the Issuers and the Guarantors have agreed to use their commercially reasonable efforts to register notes having substantially identical terms as the new notes with the Securities and Exchange Commission as part of an offer to exchange freely tradable exchange notes for the new notes. The Issuers and the Guarantors will use their commercially reasonable efforts to cause the exchange offer to be completed, or if required, to have a shelf registration statement declared effective, on or prior to the date that is 180 days after the issue date of the new notes. If the Issuers and the Guarantors fail to meet this target (a “registration default”), the annual interest rate on the new notes will increase by 0.25%. The annual interest rate on the new notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 9.75%. If the Issuers and the Guarantors correct the registration default, the interest rate on the new notes will revert to the original level. The exchange notes, if issued, are expected to have the same CUSIP and ISIN numbers as, and to trade fungibly with, the existing notes. Prior to completion of the anticipated exchange offer, the new notes will be issued under CUSIP and ISIN numbers that are different from those of the existing notes and will trade separately from the existing notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

DATE:	May 1, 2013	By:	/s/Paul Morrisroe
Paul Morrisroe
Senior Vice President, Chief Financial Officer and Secretary